Contacts:  ClearOne Communications, Inc.
Investor Relations
(801) 303-3555

Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE REPORTS FISCAL 2007 THIRD QUARTER FINANCIAL RESULTS

Salt Lake City, UT - April 26, 2007 - ClearOne Communications, Inc. (OTC: CLRO.OB) today reported financial results for the third quarter of fiscal 2007 ended March 31, 2007.

For the fiscal 2007 third quarter, revenue increased to $9.4 million from $8.3 million in the same quarter of last year. Gross profit grew to $5.2 million from $4.0 million for the prior year period. Operating income was $550,000 compared with an operating loss of $1.2 million in the same quarter last year. Net income was $1.2 million, or $0.11 per diluted share, which included income from discontinued operations of $263,000. This compares with net income for the prior year period of $540,000, or $0.04 per diluted share, which included income from discontinued operations of $677,000.

“The company’s improved financial performance reflected increased sales of our higher margin, market-leading professional audio conferencing products,” said Zee Hakimoglu, president and chief executive officer of ClearOne. “We have stepped-up our efforts on communicating the unique attributes and differentiated value of our entire product line to industry professionals and end-users.”

For the first nine months of fiscal 2007, revenue increased to $28.9 million from $26.2 million in the same period of fiscal 2006. Gross profit grew to $15.5 million from $13.4 million for the prior year period. Operating income was $1.8 million compared with an operating loss of $1.0 million in the same period last year. Net income rose to $3.0 million, or $0.25 per diluted share, which included income from discontinued operations of $304,000. This compares with net income for the prior year period of $2.6 million, or $0.21 per diluted share, which included income from discontinued operations of $1.8 million.

At March 31, 2007, the company had cash, cash equivalents, and marketable securities of $22.0 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

# # #

http://www.b2i.us/irpass.asp?BzID=509&to=ea&s=0

FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amounts)
	Unaudited
	March 31,	June 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,312	$1,240
Marketable securities	20,650	20,550
Accounts receivable	6,847	7,784
Note receivable	160	-
Inventories, net	6,953	6,614
Income tax receivable	-	3,240
Deferred income taxes, net	132	128
Prepaid expenses	299	255
Net assets of discontinued operations	-	565
Total current assets	36,353	40,376

Property and equipment, net	2,689	1,647
Note receivable - long-term	85	-
Other assets	13	15
Total assets	$39,140	$42,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,946	$2,597
Accrued taxes	456	-
Accrued liabilities	1,814	2,397
Deferred product revenue	5,111	5,871
Total current liabilities	9,327	10,865

Deferred rent	894	-
Deferred income taxes, net	132	128
Other long-term liabilities	578	633
Total liabilities	10,931	11,626

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized,
10,881,262 and 12,184,727 shares issued and outstanding, respectively	11	12
Additional paid-in capital	47,578	52,764
Accumulated deficit	(19,380)	(22,364)
Total shareholders' equity	28,209	30,412
Total liabilities and shareholders' equity	$39,140	$42,038

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Product Revenue:	$9,355	$8,278	$28,873	$26,158

Cost of goods sold:	4,190	4,253	13,366	12,737
Gross profit	5,165	4,025	15,507	13,421

Operating expenses:
Marketing and selling	2,004	1,920	5,711	5,542
General and administrative	763	1,060	2,260	4,288
Settlement in shareholders' class action	-	-	-	(1,205)
Research and product development	1,848	2,201	5,782	5,778
Total operating expenses	4,615	5,181	13,753	14,403

Operating income (loss)	550	(1,156)	1,754	(982)

Other income (expense), net:	577	237	1,229	594

Income (loss) from continuing operations before income taxes	1,127	(919)	2,983	(388)
(Provision) benefit from income taxes	(167)	782	(303)	1,150
Income (loss) from continuing operations	960	(137)	2,680	762

Discontinued operations:
Income from discontinued operations	-	50	495	268
Gain (loss) on disposal of discontinued operations	420	1,030	(10)	2,676
Income tax provision	(157)	(403)	(181)	(1,098)
Income from discontinued operations:	263	677	304	1,846

Net income	$1,223	$540	$2,984	$2,608

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Basic earnings per common share from continuing operations	$0.09	$(0.01)	$0.23	$0.06
Diluted earnings per common share from continuing operations	$0.09	$(0.01)	$0.23	$0.06

Basic earnings per common share from discontinued operations	$0.02	$0.06	$0.03	$0.16
Diluted earnings per common share from discontinued operations	$0.02	$0.06	$0.03	$0.15

Basic earnings per common share	$0.11	$0.04	$0.25	$0.22
Diluted earnings per common share	$0.11	$0.04	$0.25	$0.21

Basic weighted average shares	10,994,607	12,184,727	11,705,853	11,882,375
Diluted weighted average shares	11,101,791	12,187,446	11,770,145	12,214,401